Exhibit 99.1

THIRTEENTH STREET DEVELOPMENT, LLC

Consolidated Financial Statements
Year Ended December 31, 2004

Exhibit 99.1 (Continued)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members
Thirteenth Street Development, LLC

We have audited the accompanying consolidated balance sheet of Thirteenth Street Development, LLC (a limited liability company) and subsidiaries as of December 31, 2004, and the related consolidated statements of income, changes in members’ capital, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thirteenth Street Development, LLC and subsidiaries, as of December 31, 2004, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON, LLP

Dallas, Texas
March 30, 2005

Exhibit 99.1 (Continued)

THIRTEENTH STREET DEVELOPMENT, LLC
CONSOLIDATED BALANCE SHEET
December 31, 2004

ASSETS

Homebuilding inventory	$2,978,436
Contracts receivable	69,723,904
Restricted cash	11,074,050
Other assets	1,468,586

$85,244,976

LIABILITIES AND MEMBERS’ CAPITAL
Liabilities
Note payable	$52,321,112
Customer deposits	3,326,950
Accounts payable and accrued expenses, including $345,000 payable to affiliates	7,169,530

Total liabilities	62,817,592

Commitments and contingencies

Members’ capital
Total members’ capital	22,427,384

$85,244,976

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1 (Continued)

THIRTEENTH STREET DEVELOPMENT, LLC
CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004

Homebuilding sales	$77,471,006

Costs of homebuilding sales	49,672,940

Net income	$27,798,066

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1 (Continued)

THIRTEENTH STREET DEVELOPMENT, LLC
CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ CAPITAL
For the Year Ended December 31, 2004

	Managing
	Member		Member
			URSA
	Tarragon		Development
	Corporation		Group, LLC		Total
Balance, December 31, 2003	$8,372,267		$288,201		$8,660,468

Net income	14,607,346		13,190,720		27,798,066

Distributions to members	<9,199,984	>	<4,831,166	>	<14,031,150	>

Balance, December 31, 2004	$13,779,629		$8,647,755		$22,427,384

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1 (Continued)

THIRTEENTH STREET DEVELOPMENT, LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2004

Cash flows from operating activities:
Net income	$27,798,066
Adjustments to reconcile net income to net cash used in operating activities:
Changes in operating assets and liabilities:
Homebuilding inventory	6,187,715
Contracts receivable	<69,723,904	>
Restricted cash	<11,074,050	>
Customer deposits	3,326,950
Other assets	<1,435,277	>
Other liabilities	6,630,538

Net cash flows used in operating activities	<38,289,962	>

Cash flows from financing activities:
Proceeds from borrowings	52,321,112
Distributions to members	<14,031,150	>

Net cash flows provided by financing activities	38,289,962

Net decrease in cash and cash equivalents	—
Cash and cash equivalents, beginning of year	—

Cash and cash equivalents, end of year	$—

The accompanying notes are an integral part of these consolidated financial statements.

Exhibit 99.1 (Continued)

THIRTEENTH STREET DEVELOPMENT, LLC
Notes to Consolidated Financial Statements

Note 1 –The Company

On January 9, 2002, Thirteenth Street Development, LLC, (the “Company”) was formed to acquire land in Hoboken, New Jersey, for construction of residential condominium complexes to be known as XII Hundred Grand and XIII Hundred Grand, and to market and sell the condominium units. The members’ interests in the Company are as follows:

Managing Member
Tarragon Corporation	50%

Member
URSA Development Group, LLC.	50%

In accordance with the Company’s Operating Agreement, the members earn a 12% preferred return on their unreturned capital contributions. Remaining profits are allocated in accordance with members’ interests in the Company shown above.

Note 2 – Summary of Significant Accounting Policies

Basis of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its subsidiaries, 1200 Grand Street Urban Renewal, LLC and 1300 Grand Street Urban Renewal, LLC. All significant intercompany transactions and balances have been eliminated.

Homebuilding Inventory

Homebuilding inventory consists of land and two condominium developments. Homebuilding inventory includes capitalized interest and real estate taxes and is carried at the lower of cost or fair value determined by evaluation of the project. Whenever events or circumstances indicate that the carrying value of homebuilding inventory may not be recoverable, the related assets are written down to their estimated fair value less selling costs.

Capitalized interest

The Company has capitalized interest on funds used in constructing the condominium developments from the date of initiation of construction activities and will continue to through the time the properties are ready for sale. Interest of $1.4 million, which represents all interest incurred by the Company, was capitalized during 2004.

Customer deposits

Customer deposits represent deposits made by purchasers of condominium homes that are held in escrow until the homes are closed, at which time the Company receives the deposits. The deposits held in escrow are carried on the balance sheet as “restricted cash”.

Other assets

Other assets consist primarily of prepaid selling commissions, deferred marketing and selling costs, and deferred borrowing costs. Prepaid selling commissions and deferred costs are charged to costs of homebuilding sales as revenue is recognized.

Exhibit 99.1 (Continued)

THIRTEENTH STREET DEVELOPMENT, LLC
Notes to Consolidated Financial Statements (continued)

Homebuilding sales revenue

The Company uses the percentage of completion method to recognize revenue. When construction is beyond a preliminary stage, buyers are committed to the extent of being unable to require refunds except for non-delivery of the home, a substantial percentage of homes are under firm contracts, the sale prices are deemed collectible, and remaining costs and revenues can be reasonably estimated, revenue is recorded as a portion of the value of non-cancelable sale contracts. Revenue recognized is calculated based upon the percentage of construction costs incurred in relation to total estimated construction costs. Any amounts due under sale contracts, to the extent recognized as revenue, are recorded as contracts receivable.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the reporting period. Actual results could differ from those estimates.

Income taxes

As a limited liability company, Thirteenth Street Development, LLC is not liable for the payment of federal or state income taxes. All items of income and loss will be reported to the members who will be responsible for the payment of any applicable taxes. Therefore, these financial statements include no provision for income taxes.

Note 3 – Note Payable

The Company has a note payable to a bank with a December 31, 2004, balance of $52,321,112. Pursuant to a building loan agreement, additional advances may be made under the note up to a maximum principal amount of $81,500,000 to finance a portion of the costs of construction. The note bears interest at LIBOR plus 1.75%, is collateralized by substantially all assets of the Company and matures in December 2005. Tarragon guarantees the note payable.